                       INDEX TO THE FINANCIAL STATEMENTS

                            THE METZLER GROUP, INC.

Audited Consolidated Financial Statements as of December 31, 1997 and
 1996, and for each of the three years in the period ended December 31,
 1997
  Independent Auditors' Report............................................   2
  Consolidated Balance Sheets.............................................   3
  Consolidated Statements of Operations...................................   4
  Consolidated Statements of Stockholders' Equity.........................   5
  Consolidated Statements of Cash Flows...................................   6
  Notes to Consolidated Financial Statements..............................   7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Metzler Group, Inc.:

  We have audited the combination of The Metzler Group, Inc. and subsidiaries ("the Company"), LECG, Inc. and Peterson Consulting L.L.C. as reflected in the accompanying consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combination of the Company, LECG, Inc. and Peterson Consulting L.L.C. as reflected in these consolidated financial statements based on our audit procedures.

  We previously audited the consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, prior to their restatement for the 1998 pooling-of-interests with LECG, Inc. and Peterson Consulting L.L.C. and have issued our report thereon dated February 11, 1998, except for Note 14 as to which the date is March 5, 1998, which report was based in part on reliance of other auditors. Such report and the accompanying consolidated financial statements are included in the Company's Annual Report on Form 10-K dated December 31, 1997. The contribution of the Company to combined restated assets as reflected in the consolidated financial statements represented 41 percent and 56 percent as of December 31, 1997 and 1996, respectively; to combined restated revenues represented 43 percent, 42 percent and 43 percent; and to combined restated net income represented 53 percent, 38 percent and 6 percent for the years ended December 31, 1997, 1996 and 1995, respectively. Separate consolidated financial statements of LECG, Inc. and Peterson Consulting L.L.C. were audited by other auditors who have issued their reports thereon dated January 30, 1998 and March 17, 1998, respectively.

  In our opinion, the consolidated financial statements referred to above have been properly combined on the basis described in Note 3 of the notes to the consolidated financial statements.

                                          /s/ KMPG Peat Marwick LLP

Chicago, Illinois
November 6, 1998

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                               DECEMBER 31,
                                                             -----------------
                                                               1997     1996
                                                             --------  -------
ASSETS
Current assets:
  Cash and cash equivalents................................. $ 45,867  $33,699
  Accounts receivable, net..................................   59,397   47,430
  Prepaid and other current assets..........................    3,337    2,250
                                                             --------  -------
    Total current assets....................................  108,601   83,379
Property and equipment, net.................................   13,769    7,982
Other assets................................................    2,073    1,553
                                                             --------  -------
    Total assets............................................ $124,443  $92,914
                                                             ========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................    8,070    7,527
  Accounts payable and accrued liabilities..................   10,458    7,601
  Accrued compensation and project costs....................   17,075   17,555
  Income taxes payable......................................    3,800      876
  Deferred income taxes.....................................    1,500      712
  Stockholder distribution payable..........................    5,357      --
  Other current liabilities.................................    4,072    3,124
                                                             --------  -------
    Total current liabilities...............................   50,332   37,395
Long-term debt..............................................      319    1,490
Deferred income taxes.......................................    3,951    2,306
Other non-current liabilities...............................    1,169    1,336
                                                             --------  -------
    Total liabilities.......................................   55,771   42,527
                                                             --------  -------
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000 shares authorized;
   no shares issued or outstanding..........................      --       --
  Common stock, $.001 par value; 75,000 shares authorized;
   34,043 and 31,881 shares issued and outstanding in 1997
   and 1996, respectively...................................       34       32
  Additional paid-in capital................................   56,580   41,313
  Notes receivable from stockholders........................   (2,755)  (3,045)
  Cumulative translation adjustment.........................      (57)       6
  Retained earnings.........................................   14,870   12,081
                                                             --------  -------
    Total stockholders' equity..............................   68,672   50,387
                                                             --------  -------
    Total liabilities and stockholders' equity.............. $124,443  $92,914
                                                             ========  =======

        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Revenues................................... $  196,780  $  151,889  $  130,909
Cost of services...........................    115,122      89,410      79,056
                                            ----------  ----------  ----------
  Gross profit.............................     81,658      62,479      51,853
General and administrative expenses........     54,151      47,028      47,858
Restructuring costs........................        --          --        4,277
Merger-related costs.......................      1,312         --          --
                                            ----------  ----------  ----------
  Operating income (loss)..................     26,195      15,451        (282)
                                            ----------  ----------  ----------
Other expense (income):
  Interest expense.........................        432         840         405
  Interest income..........................     (1,156)       (420)        (85)
  Other, net...............................       (581)       (135)         20
                                            ----------  ----------  ----------
    Total other expense (income)...........     (1,305)        285         340
                                            ----------  ----------  ----------
Income (loss) before income tax expense....     27,500      15,166        (622)
  Income tax expense.......................      9,081           9         476
                                            ----------  ----------  ----------
Net income (loss) before extraordinary
 item......................................     18,419      15,157      (1,098)
Extraordinary gain.........................        --          --        5,692
                                            ----------  ----------  ----------
Net Income................................. $   18,419  $   15,157  $    4,594
                                            ==========  ==========  ==========
Earnings per basic share:
  Net income (loss) before extraordinary
   item.................................... $     0.58  $     0.49  $    (0.04)
  Extraordinary gain.......................        --          --         0.19
                                            ----------  ----------  ----------
  Net income............................... $     0.58  $     0.49  $     0.15
                                            ==========  ==========  ==========
  Shares used in computing earnings per ba-
   sic share...............................     31,779      30,933      30,404
Earnings per dilutive share:
  Net income (loss) before extraordinary
   item.................................... $     0.57  $     0.48  $    (0.04)
  Extraordinary gain.......................        --          --         0.19
                                            ----------  ----------  ----------
  Net income............................... $     0.57  $     0.48  $     0.15
                                            ==========  ==========  ==========
  Shares used in computing earnings per
   dilutive share..........................     32,288      31,262      30,404
Pro forma income data (unaudited):
  Net income (loss) before extraordinary
   item.................................... $   18,419  $   15,157  $   (1,098)
  Pro forma (increase) decrease to income
   tax expense.............................     (2,194)     (6,209)        731
                                            ----------  ----------  ----------
  Pro forma net income (loss).............. $   16,225  $    8,948  $     (367)
                                            ==========  ==========  ==========
  Pro forma net income (loss) per basic
   share................................... $     0.51  $     0.29  $    (0.01)
  Pro forma net income (loss) per dilutive
   share................................... $     0.50  $     0.29  $    (0.01)

        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                          PREFERRED STOCK     COMMON STOCK
                          ------------------  --------------
                                                                           NOTES
                                                             ADDITIONAL  RECEIVABLE  CUMULATIVE                TOTAL
                                                              PAID-IN       FROM     TRANSLATION RETAINED  STOCKHOLDERS'
                          SHARES    AMOUNT    SHARES  AMOUNT  CAPITAL   STOCKHOLDERS ADJUSTMENT  EARNINGS     EQUITY
                          -------   --------  ------  ------ ---------- ------------ ----------- --------  -------------
Balance at December 31,
 1994...................       --        $--  19,943   $21    $  6,628     $ (643)      $--      $  7,131    $ 13,137
 Net income.............       --         --       0     0           0          0        --         4,594       4,594
 Purchase and retirement
  of common stock.......       --         --    (264)   (1)       (791)         0        --          (820)     (1,612)
 Issuance of common
  stock.................       --         --     827     1       1,808       (983)       --             0         826
 Retroactive restatement
  for a three-for-two
  common stock split
  effective April 1,
  1998..................       --         --  10,254    10         (10)         0        --             0           0
 Distributions..........                           0     0           0          0        --        (4,504)     (4,504)
 Interest on notes
  receivable from
  stockholders..........                           0     0          78        (78)       --             0           0
 Collection of notes
  receivable from
  stockholders..........                           0     0           0        128                       0         128
                           -------   -------- ------   ---    --------    -------       ----     --------    --------
Balance at December 31,
 1995...................       --         --  30,760    31       7,713     (1,576)       --         6,401      12,569
 Net income.............       --         --       0     0           0          0        --        15,157      15,157
 Purchase and retirement
  of common stock.......       --         --  (3,432)   (4)     (8,460)         0        --        (1,794)    (10,258)
 Issuance of common
  stock.................       --         --   4,553     5      41,905     (1,619)       --             0      40,291
 Distributions..........       --         --       0     0           0       (162)       --        (7,683)     (7,845)
 Interest on notes
  receivable from
  stockholders..........                           0     0         155       (155)       --             0           0
 Collection of notes
  receivable from
  stockholders..........                           0     0           0        467                       0         467
 Foreign currency
  adjustment............       --         --       0     0         --           0          6            0           6
                           -------   -------- ------   ---    --------    -------       ----     --------    --------
Balance at December 31,
 1996...................       --         --  31,881    32      41,313     (3,045)         6       12,081      50,387
 Net income.............       --         --       0     0           0          0        --        18,419      18,419
 Purchase of common
  stock.................       --         --    (535)    0     (10,340)        44        --          (228)    (10,524)
 Issuance of common
  stock.................       --         --   2,697     2      25,412        (87)       --           780      26,107
 Distributions..........       --         --       0     0           0       (351)       --       (16,182)    (16,533)
 Interest on notes
  receivable from
  stockholders..........                           0     0         195       (195)       --             0           0
 Collection of notes
  receivable from
  stockholders..........                           0     0           0        879                       0         879
 Foreign currency
  adjustment............       --         --       0     0           0          0        (63)           0         (63)
                           -------   -------- ------   ---    --------    -------       ----     --------    --------
Balance at December 31,
 1997...................       --        $--  34,043   $34    $ 56,580    $(2,755)      $(57)    $ 14,870    $ 68,672
                           =======   ======== ======   ===    ========    =======       ====     ========    ========

        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                            FOR THE YEARS ENDED DECEMBER 31
                                            -------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Cash flows from operating activities:
  Net income..............................  $   18,419  $   15,157  $    4,594
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........       3,578       2,833       2,745
  Provision for bad debts.................         172       1,831        (418)
  Deferred income taxes...................       2,363        (952)        194
  Extraordinary gain on settlement of
   royalty obligation.....................         --          --       (5,692)
  Other non-cash items, net...............        (728)         80        (200)
  Changes in assets and liabilities, net
   of acquisitions:
    Accounts receivable...................     (12,138)     (8,940)      1,352
    Prepaid expenses and other assets.....      (1,139)       (444)        331
    Accounts payable and accrued
     liabilities..........................       2,644       3,419      (1,492)
    Accrued compensation and project
     costs................................          97       6,164       4,236
    Income taxes payable..................       2,922         549         209
    Other current liabilities.............       1,340      (4,861)        (52)
                                            ----------  ----------  ----------
      Net cash provided by operating
       activities.........................      17,530      14,836       5,807
                                            ----------  ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment......      (8,100)     (3,879)     (2,672)
  Other, net..............................        (656)       (499)         37
                                            ----------  ----------  ----------
      Net cash used in investing
       activities.........................      (8,756)     (4,378)     (2,635)
                                            ----------  ----------  ----------
Cash flows from financing activities:
  Purchase of common stock................        (496)     (9,806)     (1,293)
  Issuance of common stock................      25,493      38,151         826
  Repayment of long-term debt.............      (1,480)       (648)        --
  Proceeds from long-term debt............       3,300       1,799         226
  Net borrowings (repayments) of short-
   term debt..............................      (2,793)       (389)      4,566
  Purchase of dissenting shares issued in
   business combinations..................      (9,679)        --          --
  Payments of pre-acquisition
   undistributed income to former
   stockholders...........................     (10,121)     (7,338)     (4,376)
  Settlement payment of royalty
   obligation.............................         --          --       (3,628)
  Other, net..............................        (830)       (406)       (135)
                                            ----------  ----------  ----------
Net cash provided by (used in) financing
 activities...............................       3,394      21,363      (3,814)
                                            ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents..............................      12,168      31,821        (642)
Cash and cash equivalents at beginning of
 year.....................................      33,699       1,878       2,520
                                            ----------  ----------  ----------
Cash and cash equivalents at end of year..  $   45,867  $   33,699  $    1,878
                                            ==========  ==========  ==========
Supplemental information:
  Interest payments.......................  $      305  $      544  $      255
  Income tax payments.....................  $    3,509  $      428  $       91

          See accompanying Notes to Consolidated Financial Statements.

                            THE METZLER GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND
                        UNLESS AS OTHERWISE INDICATED)

1. DESCRIPTION OF BUSINESS

  The Metzler Group, Inc. (the "Company") is a leading provider of consulting services to energy-based and related industries. The Company's services include: (i) management consulting; (ii) information technology; (iii) economic and regulatory; and (iv) engineering and technical. The Company's operating subsidiaries include LECG, Inc. ("LECG"), Metzler & Associates, Inc. ("Metzler & Associates"), Peterson Consulting, Inc. ("Peterson"), Reed Consulting Group, Inc. ("Reed"), and Resource Management International, Inc. ("RMI"). The Company is headquartered in Chicago, Illinois and has regional offices in various cities within the United States, and several international offices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in which it is reasonably possible that there could be a change in the estimates in the near term include the calculation of contingency reserves and revenue recognized on long-term contracts.

CASH AND CASH EQUIVALENTS

  Cash equivalents are comprised of highly liquid instruments with original maturities of 90 days or less.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, ranging from three to forty years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLE ASSETS

  Intangible assets consist principally of goodwill (excess of purchase price over the fair value of net assets acquired) and covenants not to compete. Goodwill is being amortized using the straight-line method from ten to forty years. The non-compete covenants are recorded at cost and are being amortized over their respective terms of 33 to 72 months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the Company's financial instruments approximates fair value because of the short maturity of those instruments.

                            THE METZLER GROUP, INC.

REVENUE RECOGNITION

  The Company recognizes revenues as the related services are provided. Certain contracts are accounted for on the percentage of completion method whereby revenues are recognized based upon costs incurred in relation to total estimated costs at completion. Provision is made for the entire amount of estimated losses, if any, at the time when they are known.

STOCK BASED COMPENSATION

  The Company utilizes the intrinsic value-based method of accounting for its stock-based compensation arrangements.

INCOME TAXES

  Income taxes, including pro forma calculations, are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1996, Metzler & Associates had operated as a C-corporation. Effective January 1, 1996, the stockholders of Metzler & Associates elected to be taxed under Subchapter S of the Internal Revenue Code. During such period, federal income taxes were the responsibility of Metzler & Associates' stockholders as were certain state income taxes. As of the effective date of the election, Metzler & Associates was responsible for Federal built-in-gain taxes to the extent applicable. Accordingly, the consolidated statement of operations for the year ended December 31, 1996 provides for such taxes. The S-corporation election terminated in connection with the consummation of the initial public offering of the Company's common stock on October 4, 1996.

  Prior to December 18, 1997, LECG had elected to be taxed under Subchapter S of the Internal Revenue Code for income tax purposes. During such period, federal income taxes were the responsibility of LECG's stockholders as were certain state income taxes. Therefore, the financial statements do not include a provision for federal (and some state) income taxes prior to LECG's initial public offering on December 18, 1997. LECG's S-corporation status terminated on December 18, 1997, thereby subjecting LECG's income to federal and certain other state income taxes at the corporate level. Accordingly, LECG applied the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," for the period ended December 31, 1997. In addition, LECG converted from a cash basis to accrual basis for tax purposes in conjunction with its conversion to a C-corporation. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes exceeded income for income tax purposes. The conversion to accrual basis along with these temporary differences resulted in the recognition of a net deferred tax liability (and a corresponding one-time charge to expense) of $2.7 million as of December 31, 1997.

  For the three years ended December 31, 1997, Peterson was a limited liability company, which, for income tax purposes, was treated as a partnership. Accordingly, the income of Peterson was reported on the individual income tax returns of its members and federal income taxes, as well as certain state income taxes, were the responsibility of its members. Subsequent to December 31, 1997, and based on events unrelated to its acquisition by the Company, Peterson elected C-corporation status, thereby subjecting its income to federal and certain state income taxes at the corporate level. As a result of its acquisition of Peterson, the Company has applied the provisions of SFAS No. 109, and has converted Peterson from the modified cash basis to the accrual basis for

                            THE METZLER GROUP, INC.

tax purposes. Due to temporary differences in recognition of revenue and expense, income for financial reporting purposes has exceeded income for tax reporting purposes. The conversion to accrual basis, along with these temporary differences, will result in the recognition of a one-time, non-cash charge of $7.2 million to be recorded during the period in which the merger occurred.

PRO FORMA ADJUSTMENTS (UNAUDITED)

  The pro forma adjustments for 1997 and 1996 include federal and additional state income tax expense of $2,194 and $6,209, respectively, and the pro forma adjustment for 1995 includes a tax benefit of $731 that would have been required if certain of the Company's subsidiaries which were not taxable entities during those periods had been subject to federal, and certain state, income taxes at the corporate level.

EARNINGS PER SHARE

  For the years ended December 31, 1997, 1996 and 1995, earnings per share was computed in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share", which the Company adopted during the fourth quarter of 1997. Weighted-average and equivalent shares outstanding include the dilutive effect of common stock options aggregating 509, 329 and 0 for the years ended December 31, 1997, 1996 and 1995, respectively.

FOREIGN CURRENCY TRANSLATION

  The balance sheets of the Company's foreign subsidiaries are translated into U.S. dollars using the year-end exchange rate, and sales and expenses are translated using the average exchange rate for the year. The resulting translation gains or losses are recorded as a separate component of stockholders' equity as a cumulative translation adjustment.

3. BUSINESS COMBINATIONS

  On July 31, 1997, the Company issued 3.2 million shares of common stock for substantially all the outstanding common stock of RMI. Additionally, on August 15, 1997, the Company issued 0.8 million shares of common stock for substantially all of the outstanding common stock of Reed. Each of the transactions was accounted for as a pooling of interests. The consolidated financial statements have been restated as if RMI and Reed had been combined for all periods presented. The Company's consolidated statement of operations for the year ended December 31, 1997 includes revenues and net income from RMI and Reed totaling $28,906 and $1,529, respectively, through the dates of acquisition. The consolidated statements of operations for years ended December 31, 1996 and 1995 have been restated to reflect revenues of $41,460 and $42,357, respectively. The consolidated statement of operations for the year ended December 31, 1996 has been restated to reflect a net loss from RMI and Reed totaling $1,119. The consolidated statement of operations for the year ended December 31, 1995 has been restated to reflect net income from RMI and Reed totaling $760.

  On August 19, 1998, the Company issued 7.3 million shares of common stock for substantially all the outstanding common stock of LECG. Additionally, on August 31, 1998, the Company issued 5.6 million shares of common stock for substantially all of the outstanding common stock of Peterson. Each of these transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the companies had been combined for all periods presented. The Company's consolidated statements of operations for 1997, 1996 and 1995 have been restated to reflect revenues of $113,119, $88,336 and $75,092, respectively, and net income of $8,732,
$9,422 and $4,308, respectively, for the aggregate of the operations of LECG and Peterson.

                            THE METZLER GROUP, INC.

  During 1997, the Company completed three additional transactions which were accounted for as poolings of interests. The stockholders' equity and the operations of these businesses were not material, individually or in the aggregate, in relation to those of the Company. As such, the Company recorded the combinations by restating stockholders' equity as of the effective date of each acquisition without restating prior period financial statements.

4. STOCKHOLDERS' EQUITY

  On October 4, 1996 the Company completed an initial public offering of its common stock in which 3.9 million shares were sold by the Company, resulting in proceeds of approximately $37 million, net of issuance costs of approximately $4 million.

  Concurrent with the completion of the initial public offering and in accordance with an agreement entered into during July 1996 between the Company and a stockholder, the Company redeemed 2.6 million shares of the stockholder's common stock for $7,975.

  On December 18, 1997, LECG completed an initial public offering, resulting in net proceeds of approximately $24.4 million, net of underwriters' discounts and issuance costs of approximately $3.1 million.

5. ACCOUNTS RECEIVABLE

  The components of accounts receivable as of December 31 were as follows:

                                                                1997     1996
                                                               -------  -------
      Billed amounts.......................................... $51,595  $38,938
      Engagements in process..................................  11,952   12,508
      Allowance for uncollectible accounts....................  (4,150)  (4,016)
                                                               -------  -------
                                                               $59,397  $47,430
                                                               =======  =======

  Engagements in process represent balances accrued by the Company for services that have been performed but have not been billed to the customer. Billings are generally done on a monthly basis for the prior month's services.

6. PROPERTY AND EQUIPMENT

  Property and equipment, at cost, as of December 31 consisted of:

                                                                 1997     1996
                                                                -------  -------
      Land and buildings....................................... $   370  $   370
      Furniture, fixtures and equipment........................  27,418   21,131
      Software.................................................   2,263      979
      Leasehold improvements...................................   3,072    2,282
                                                                -------  -------
                                                                 33,123   24,762
        Less: accumulated depreciation and amortization........ (19,354) (16,780)
                                                                -------  -------
                                                                $13,769  $ 7,982
                                                                =======  =======

                            THE METZLER GROUP, INC.

7. SHORT-TERM AND LONG-TERM DEBT

  The Company had total short-term debt and other current debt obligations of $8,070 and $7,527 at December 31, 1997 and 1996, respectively. Amounts outstanding at December 31 are as follows:

                                                                   1997   1996
                                                                  ------ ------
$3,700 in three lines of credit, interest payable monthly at the bank's prime rate (8.25% at December 31, 1996) plus .375% to
 1.0%, collateralized by substantially all assets of RMI and
 Reed, paid in 1997.............................................  $  --  $1,685
Notes payable to officers and employees, at rates of interest
 ranging from 5% to 10%, paid in 1997...........................     --   1,825
$1,200 in two lines of credit, interest payable quarterly at the bank's prime rate (8.5% at December 31, 1997) plus 1.0%,
 guaranteed by officers of a subsidiary, due April 1, 1998......   1,020    --
Two lines of credit, $4,100 each, interest payable quarterly at the bank's prime rate (8.5% at December 31, 1997),
 collateralized by accounts receivable of Peterson, outstanding
 balance due on demand..........................................   3,300  3,500
$3,645 term loan, payable in monthly installments of $100
 including interest at the bank's prime rate (8.5% at December
 31, 1997), collateralized by accounts receivable of Peterson,
 and subject to renewal annually................................   3,645    --
Other term loans, at variable rates of interest of 9.25% through
 15.0%
 with due dates 1998 through 2001...............................     424  2,007
$3,000 line of credit, interest payable at the bank's prime rate
 (8.5%
 at December 31, 1997), collateralized by the receivables and
 fixed assets of LECG...........................................     --     --
                                                                  ------ ------
  Total debt....................................................  $8,389 $9,017
  Portion classified as long-term...............................     319  1,490
                                                                  ------ ------
    Short-term debt.............................................  $8,070 $7,527
                                                                  ====== ======

  At December 31, 1997, the Company had letters of credit available of $2,610, of which $941 has been utilized. The letters of credit expire at various dates through December 31, 2000.

8. LEASE COMMITMENTS

  The Company leases its office facilities and certain equipment under operating lease arrangements which expire at various dates through 2007 with renewal options of two to five years. The Company leases office facilities under noncancelable operating leases which include fixed or minimum payments plus, in some cases, scheduled base rent increases over the term of the lease and additional rents based on the Consumer Price Index. Certain leases provide for monthly payments of real estate taxes, insurance and other operating expenses applicable to the property. The total amount of the base rent payments is being charged to expense as incurred. In addition, the Company leases equipment under noncancelable operating leases.

  Future minimum annual lease payments, for the years subsequent to 1997 and in the aggregate, are as follows:

             YEAR ENDING DECEMBER 31           AMOUNT
             -----------------------           -------
             1998............................. $ 9,321
             1999.............................   7,315
             2000.............................   5,900
             2001.............................   5,185
             2002.............................   2,219
             Thereafter.......................   2,480
                                               -------
                                               $32,420
                                               =======

                            THE METZLER GROUP, INC.

  Rent expense for operating leases entered into by the Company and charged to operations amounted to $9,791 for 1997, $7,150 for 1996, and $9,766 for 1995.

9. INCOME TAX EXPENSE

  Income tax expense consists of the following:

                                                              DECEMBER 31,
                                                            -------------------
                                                             1997   1996   1995
                                                            ------  -----  ----
      Federal:
        Current............................................ $5,108  $ 477  $168
        Deferred...........................................  2,648   (574)  146
                                                            ------  -----  ----
          Total............................................  7,756    (97)  314
                                                            ------  -----  ----
      State:
        Current............................................  1,392    409   127
        Deferred...........................................    (67)  (303)   35
                                                            ------  -----  ----
          Total............................................  1,325    106   162
                                                            ------  -----  ----
      Total federal and state income tax expense........... $9,081  $   9  $476
                                                            ======  =====  ====

  Income tax expense differs from the amounts estimated by applying the statutory income tax rates to income (loss) before extraordinary and before income tax expense as follows:

                                                            DECEMBER 31,
                                                          ------------------
                                                          1997  1996   1995
                                                          ----  -----  -----
      Federal tax at statutory rate...................... 35.0%  35.0%  34.0%
      State tax at statutory rate, net of federal tax
       benefits..........................................  4.6    4.6  (13.3)
      Effect of nontaxable interest and dividends........ (0.9)  (0.6)   --
      Effect of nontaxable entities...................... (5.2) (39.0) (97.2)
      Other.............................................. (0.5)   0.1    0.0
                                                          ----  -----  -----
                                                          33.0%   0.1% (76.5%)
                                                          ====  =====  =====

  Deferred income taxes result from temporary differences between years in the recognition of certain expense items for income tax and financial reporting purposes. The source and income tax effect of these differences are as follows:

                                                                 DECEMBER 31,
                                                                 -------------
                                                                  1997   1996
                                                                 ------ ------
      Deferred tax assets:
        State income taxes...................................... $  155 $  157
        Accrued rent............................................    110    201
        Allowance for uncollectible receivables.................    340    --
        Reorganization costs....................................    382    --
        Other...................................................    126     51
                                                                 ------ ------
          Total deferred tax assets.............................  1,113    409
                                                                 ------ ------
      Deferred tax liabilities:
        Adjustment resulting from changes in the method of
         accounting used for tax purposes.......................  6,080  3,104
        Other...................................................    484    323
                                                                 ------ ------
          Deferred tax liabilities..............................  6,564  3,427
                                                                 ------ ------
          Net deferred tax liabilities.......................... $5,451 $3,018
                                                                 ====== ======

                            THE METZLER GROUP, INC.

10. LONG-TERM INCENTIVE PLAN

  On June 30, 1996, the Company adopted a Long-Term Incentive Plan which provides for common stock, common stock-based, and other performance incentives to employees, consultants, directors, advisors, and independent contractors of the Company. As of December 31, 1997, the Company had 2,623 options outstanding at a weighted average exercise price of $16.53 per share which was equal to the estimated fair market value of common stock at the dates of grant. As of December 31, 1997, 14 options were exercisable. In general, the options are exercisable in annual installments over a four year period following the date of grant.

  The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation, (FASB 123), the Company's compensation expense for the years ended December 31, 1997 and 1996 would have been increased by $1,138 and $102, respectively, net of related income taxes. As a result, the Company's pro forma net earnings available to common stockholders and earnings per common and common equivalent shares would have been reduced to the pro forma amounts indicated below:

                                                                1997    1996
                                                               ------- -------
      Earnings per common share, as reported:
        Net income............................................ $18,419 $15,157
        Net income per basic share............................ $  0.58 $  0.49
        Net income per dilutive share......................... $  0.57 $  0.48
      Earnings per common share, fair value method:
        Net income, with compensation expense from fair value
         options.............................................. $17,281 $15,055
        Fair value method net income per basic share.......... $  0.54 $  0.49
        Fair value method net income per dilutive share....... $  0.54 $  0.48

  The weighted average fair value of options granted in 1997 and 1996 was $4.46 and $2.00 respectively. For purposes of calculating compensation cost under FASB 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used in the model for grants made in 1997 and 1996:

                                                               1997      1996
                                                             --------- ---------
      Expected volatility...................................       45%       40%
      Risk free interest rate...............................      5.7%      6.5%
      Dividend yield........................................        0%        0%
      Expected lives........................................ 2.5 years 3.0 years

  Additional information on the shares subject to options is as follows:

                                       1997                     1996
                             ------------------------ ------------------------
                                         WEIGHTED-                WEIGHTED-
                             NUMBER OF    AVERAGE     NUMBER OF    AVERAGE
                              SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                             --------- -------------- --------- --------------
Options outstanding at
 beginning of year..........     689       $10.37        --            --
Granted.....................   2,173        18.35        725        $10.00
Exercised...................      (3)        8.00        --            --
Forfeited...................    (236)       16.35        (36)         8.00
Options outstanding at end
 of year....................   2,623       $16.53        689        $10.37
                               =====       ======        ===        ======
Options exercisable at year
 end........................      14       $18.45        --            --
                               =====       ======        ===        ======

                            THE METZLER GROUP, INC.

  The following table summarizes information about stock options outstanding at December 31, 1997 and 1996:

                                     1997                      1996
                           ------------------------- -------------------------
                                   WEIGHTED-AVERAGE          WEIGHTED-AVERAGE
                                  ------------------        ------------------
                                  EXERCISE REMAINING        EXERCISE REMAINING
 RANGE OF EXERCISE PRICE   SHARES  PRICE     LIFE    SHARES  PRICE     LIFE
 -----------------------   ------ -------- --------- ------ -------- ---------
$ 6 to $13................   462   $ 7.79  1.5 years  512    $ 8.03  2.5 years
$13 to $17................ 1,072    14.68  1.4 years   12     16.21  0.7 years
$17 to $21................   231    18.00  2.4 years  165     17.21  3.3 years
$21 to $23................   345    22.15  2.3 years  --        --      --
$23 to $27................   513    24.00  2.5 years  --        --      --
                           -----                      ---
                           2,623   $16.53  1.8 years  689    $10.37  2.6 years
                           =====                      ===

11. EMPLOYEE BENEFIT PLANS

  The Company maintained four profit sharing and savings plans through December 31, 1997.

  The Metzler & Associates Profit Sharing and Savings Plan and Trust covers certain employees upon the completion of one year of service. Participants may contribute a portion of their eligible compensation. The Company, at its discretion, makes matching contributions. The Company may also make an annual profit sharing contribution at its discretion.

  The RMI, Inc. 401(k) and Profit Sharing Plan provides that eligible employees may contribute a portion of their compensation. The Company, at its discretion matches a percentage of employees' contributions. The Company may also make an annual profit sharing contribution at its discretion.

  LECG has a defined contribution plan under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a portion of their eligible compensation. LECG has the option of matching a portion of the employee contribution to the plan on a current or retroactive basis.

  Peterson maintains a retirement plan covering substantially all of their employees. Employees may contribute to the plan through the 401(k) feature and are eligible to receive a matching contribution from the Company.

  The Company, as sponsor of the plans, uses independent third parties to provide administrative services to the plans. The Company has the right to terminate the plans at any time.

  The Company contributions to the various plans which were charged to operations were $976, $1,356 and $1,384 in the years ended December 31, 1997, 1996, and 1995, respectively.

12. RELATED PARTY TRANSACTIONS

  Included in stockholders' equity are notes receivable from stockholders arising from the sale of common shares prior to LECG's initial public offering as well as other advances to stockholders. These amounts are unsecured and due on or before December 31, 2002. The notes bear interest at 7 percent.

13. OTHER INCOME-DEFERRED PURCHASE OPTION DEPOSIT

  In June 1993, another major consulting firm purchased from LECG an option to buy all of its assets at a formula price based on a multiple of earnings and equity. LECG received $1,000 for granting this option, which

                            THE METZLER GROUP, INC.

was deferred in the consolidated balance sheet, net of applicable expenses. During 1997, the option agreement expired and LECG recognized the $852 as other income in 1997.

14. RESTRUCTURING COSTS AND EXTRAORDINARY GAIN

  Beginning in 1994, Peterson initiated a program which resulted in the restructuring of its operations and ownership structure. This initiative had two elements. First, Peterson negotiated a lump sum payment in the amount of $3,500, as final settlement of certain royalty obligations. In the year ended December 31, 1995, Peterson recognized an extraordinary gain of $5,692 in connection with the extinguishment of these obligations. Second, Peterson incurred restructuring charges of $4,277 for the year ended December 31, 1995, which consisted of $2,970 for settlement of commitments under noncancelable operating leases and $1,307 for severance, moving and other transition costs. Over a two year period, the restructuring program resulted in charges to income of $6,504, of which $4,277 was charged to expense in 1995 and $2,227 in 1994. The $6,504 in total restructuring costs over the two year period consisted of $4,652 for settlement of commitments under noncancelable operating leases and $1,852 for severance, moving and other transition costs.

15. CONTINGENCIES

  One of the Company's subsidiaries is party to a lawsuit alleging copyright infringement and related state law causes of action. The complaint is for injunctive relief and unspecified compensatory and punitive damages. The original claim was dismissed and granted in favor of the Company's subsidiary. On October 27, 1997, the Court of Appeals reversed the previous judgment. The plaintiff has filed an amended complaint alleging similar claims. The Company plans to file for summary judgment to dismiss the plaintiff's complaint. Management believes they have significant defenses for their position and intend to vigorously defend against the claims. Any contemplated outcome of this litigation is not expected to have a material adverse affect on our business.

16. SUBSEQUENT EVENTS

  On February 11, 1998, the Company completed a registration statement on Form S-3 for a secondary offering of its common stock, par value $.001. At the completion of the offering on March 2, 1998, the Company issued an additional
1.5 million shares of its common stock which yielded net proceeds of approximately $37 million.

  On March 5, 1998, the Board of Directors authorized a three-for-two stock split to be distributed on April 1, 1998, to shareholders of record on March 18, 1998. All references in the consolidated financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.